EXHIBIT 99.1

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Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

COURT DETERMINES THAT VENTAS IS NOT ENTITLED TO KINDRED

HEALTHCARE’S THIRD PARTY APPRAISALS

Kindred Healthcare submits request to American Arbitration Association to Select Four Final

Appraisers for Rent Reset Process

LOUISVILLE, Ky. (July 17, 2006) – Kindred Healthcare, Inc. (“Kindred”) (NYSE:KND) today announced that the New York Court stated this morning that Kindred does not have an obligation under the Master Leases with Ventas Realty, Limited Partnership (“Ventas”) to deliver Kindred’s fair market rental appraisals to Ventas. Kindred had previously offered to share with Ventas any underlying information about the leased properties that Ventas did not already have – but not the appraisals themselves – and the Court has now directed Kindred to have its appraisers produce to Ventas all information that Kindred has provided those appraisers, as well as certain other information that Ventas has requested. Kindred is to endeavor to have the relevant information delivered to Ventas within 10 days, and if Ventas is requesting the production of information not in Kindred’s possession or that Kindred has previously delivered to Ventas, Kindred is to so certify.

Mr. Paul J. Diaz, President and Chief Executive Officer of the Company, commented, “We are pleased that the Court has endorsed Kindred’s understanding that the Master Leases do not require Kindred to give Ventas access to our appraisals of the fair market rental value of the leased properties. There may come a time when there is a mutual exchange of such information as a part of the rent reset process, but until that time, Ventas has no right to these appraisals, including the analysis of the five national appraisal firms contained in these appraisals. As for the underlying financial information with respect to the leased properties, we have always been happy to share relevant raw data with Ventas, and indeed we have done so already and continue to do so on a regular basis as required by the Master Leases.”

Kindred also announced today that it has submitted formal requests to the American Arbitration Association (“AAA”) to select the four appraisers to serve as the final appraiser under each of the Master Leases with Ventas. After significant negotiations during the last ten days, the two appraisers selected by Kindred and Ventas have been unable to agree on the final appraisers. In such a situation, the Master Leases provide that either Kindred or Ventas may request that the AAA appoint the final appraisers. Once the final appraisers have been selected, each appraiser will have 60 days to complete a determination of the fair market rental, including the annual rent escalator, under the Master Lease for which each appraiser is serving as the final appraiser.

Mr. Diaz stated, “We have had some productive discussions with Ventas about selecting the final appraisers, and those discussions may yet come to fruition, in which case the parties would not require the AAA’s assistance. For now, however, in case the parties cannot reach agreement, we believe it is important that the AAA begin the process of identifying appropriate final appraisers for each Master Lease.”

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Kindred’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Kindred’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Kindred is unable to predict or control, that may cause Kindred’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in Kindred’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect Kindred’s plans or results include, without limitation, (a) Kindred’s ability to operate pursuant to the terms of its debt obligations and its Master Leases with Ventas; (b) the risks and uncertainties related to the rent reset process, including the appraisal process, pursuant to the Master Leases; (c) the risks and uncertainties associated with the court action presently pending between Kindred and Ventas related to the production of Kindred’s third party appraisals prepared for the rent reset process; (d) Kindred’s ability to meet its rental and debt service obligations; (e) adverse developments with respect to Kindred’s results of operations or liquidity; (f) Kindred’s ability to attract and retain key executives and other healthcare personnel; (g) increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel; (h) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (i) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, changes arising from the Medicare prospective payment system for long-term acute care hospitals, including the recently announced final Medicare payment rules, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in Medicare and Medicaid reimbursement for Kindred’s nursing centers; (j) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (k) Kindred’s ability to control costs, including labor and employee benefit costs; (l) Kindred’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (m) the increase in the costs of defending and insuring against alleged professional liability claims and Kindred’s ability to predict the estimated costs related to such claims; (n) Kindred’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (o) Kindred’s ability to successfully dispose of unprofitable facilities; and (p) Kindred’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond Kindred’s control. Kindred cautions investors that any forward-looking statements made by Kindred are not guarantees of future performance. Kindred disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Kindred Healthcare, Inc. through its subsidiaries operates hospitals, nursing centers, institutional pharmacies and a contract rehabilitation services business across the United States.